Exhibit (h)(10)

AMENDMENT NO. 5

TO ADMINISTRATIVE SERVICES AGREEMENT

(Thrivent Series Fund, Inc.)

Thrivent Financial for Lutherans (“TFL”) and Thrivent Series Fund, Inc. (“TSF”) hereby agree that, effective April 30, 2018, the “Thrivent Small Cap Growth Portfolio” shall be deemed a “Fund” under the terms of the Administrative Services Agreement dated January 1, 2009, as amended, between TFL and TSF

A revised Exhibit A is attached hereto.

THRIVENT SERIES FUND, INC.

By	/s/ David S. Royal
David S. Royal
President and Chief Investment Officer

THRIVENT FINANCIAL FOR LUTHERANS

By	/s/ Gerard V. Vaillancourt
Gerard V. Vaillancourt
Vice President and Mutual Funds Chief Financial Officer

EXHIBIT A

(Effective April 30, 2018)

1.	Thrivent Aggressive Allocation Portfolio
2.	Thrivent Moderately Aggressive Allocation Portfolio
3.	Thrivent Moderate Allocation Portfolio
4.	Thrivent Moderately Conservative Allocation Portfolio
5.	Thrivent Partner Healthcare Portfolio
6.	Thrivent Partner Emerging Markets Equity Portfolio
7.	Thrivent Real Estate Securities Portfolio
8.	Thrivent Small Cap Stock Portfolio
9.	Thrivent Small Cap Index Portfolio
10.	Thrivent Mid Cap Stock Portfolio
11.	Thrivent Mid Cap Index Portfolio
12.	Thrivent Partner Worldwide Allocation Portfolio
13.	Thrivent Partner All Cap Portfolio
14.	Thrivent Large Cap Growth Portfolio
15.	Thrivent Partner Growth Stock Portfolio
16.	Thrivent Large Cap Value Portfolio
17.	Thrivent Large Cap Stock Portfolio
18.	Thrivent Large Cap Index Portfolio
19.	Thrivent Growth and Income Plus Portfolio
20.	Thrivent Balanced Income Plus Portfolio
21.	Thrivent High Yield Portfolio
22.	Thrivent Diversified Income Plus Portfolio
23.	Thrivent Income Portfolio
24.	Thrivent Opportunity Income Plus Portfolio
25.	Thrivent Limited Maturity Bond Portfolio
26.	Thrivent Bond Index Portfolio
27.	Thrivent Money Market Portfolio
28.	Thrivent Low Volatility Equity Portfolio
29.	Thrivent Multidimensional Income Portfolio
30.	Thrivent Small Cap Growth Portfolio